Exhibit 4.18

Execution copy

FIRST AMENDMENT TO AMENDED AND RESTATED

REVOLVING TRADE

RECEIVABLES PURCHASE AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 19th day of November, 2012.

BETWEEN:

CELESTICA INC.,

(hereinafter referred to as the “Servicer”),

- and -

CELESTICA LLC,

CELESTICA CZECH REPUBLIC S.R.O.,
CELESTICA HOLDINGS PTE LTD,
CELESTICA VALENCIA S.A. (SOCIEDAD UNIPERSONAL),

CELESTICA HONG KONG LTD.,

CELESTICA (ROMANIA) S.R.L.,

CELESTICA JAPAN KK,

and

CELESTICA OREGON LLC

(hereinafter referred to collectively as the “Sellers”),

- and -

DEUTSCHE BANK AG, NEW YORK BRANCH,

(hereinafter referred to as the “Administrative Agent” and “Deutsche Bank”).

WHEREAS the Sellers, the Servicer, Deutsche Bank, as Purchaser, and the Administrative Agent are parties to an Amended and Restated Revolving Trade Receivables Purchase Agreement dated as of November 4, 2011 ( the “Receivables Purchase Agreement”);

WHEREAS the Sellers, the Servicer, the Purchasers and the Administrative Agent now wish to further amend the Receivables Purchase Agreement by this amending agreement (this “Amending Agreement”);

AND WHEREAS Section 9.1 of the Receivables Purchase Agreement permits written amendments thereto with the written consent of each of the Sellers, the Servicer, the Required Purchasers and the Administrative Agent;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

1.                                      Defined Terms  All capitalized terms and expressions used and not otherwise defined in this Amending Agreement including in the recitals hereto shall have the meanings specified in the Receivables Purchase Agreement.

2.                                     Amendments of Definitions in Section 1.1:

2.1                               The definition of “Availability Termination Date” is amended and restated in its entirety as follows:

“Availability Termination Date”: the earlier of (i) the date that is the eighth anniversary of the Closing Date and (ii) the date on which the Administrative Agent delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

2.2                               A new definition of “FATCA” is hereby inserted in the correct alphabetical order, to read as follows:

“FATCA”: (a)   sections 1471 to 1474 of the US Internal Revenue Code of 1986, as amended from time to time (the “Code”) or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

3.                                      Amendment to the Obligor Limits  Schedule 1.2, “Eligible Buyers, Obligor Limits and Applicable Percentages—Tranche D”, is deleted and replaced with Schedule 1.2 attached hereto.  At such date as any Tranche A  Receivables and Tranche B Receivables outstanding at the Effective Date of the First Amendment to the Agreement dated as of November 14, 2012 have been paid in full, Schedule 1.2,  “Eligible Buyers, Obligor Limits and Applicable Percentages—Tranche A and Tranche B” shall be reduced to 0.  With effect from the Effective Date of the First Amendment to the Agreement dated as of November 14, 2012, the Tranche A and Tranche B Obligor Limits shall be uncommitted, as specified on amended Schedule 1.2.

4.                                      Fees  Section 2.4 of the Receivables Purchase Agreement is amended and restated in its entirety as follows:

2.4                               Fees. Celestica Canada agrees to pay to Deutsche Bank AG the fees in the amounts and on the dates previously agreed to in accordance with the Fee Letter between Celestica Canada and Deutsche Bank AG dated November 19, 2012 (the “Fee Letter”).

5.                                      Commitment Fee.  Section 2.5(b) is hereby amended by the addition of the following sentence:

“As from the Effective Date of the First Amendment to the Agreement dated as of November 14, 2012, for purposes of the calculation of the Commitment Fee  there are no designated Tranche A Eligible Buyers or Tranche B Eligible Buyers.”

6.                                      Amendment to Section 2.7(b)  The following sentence is inserted at the end of Section 2.7(b):

“For all purposes of (i) the U.S. Credit and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or German regulatory authorities, in each case pursuant to Basel III, shall be deemed introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.”

7.                                      Amendment to Section 2.8.  A new clause (f) is hereby added to Section 2.8, to read as follows:

“(f)                             Notwithstanding anything else to the contrary herein, Taxes, Other Taxes and Indemnified Taxes shall not include deductions or withholdings required under FATCA.  In addition, neither the Servicer nor the Sellers shall be liable to indemnify, gross-up or compensate the Administrative Agent or any Purchaser for any deduction or withholding in connection with any payment made or to be made hereunder required under FATCA, and each of the Administrative Agent and the Purchasers shall indemnify and hold harmless the Servicer and each Seller against any loss or damage suffered as a result of such Servicer or Seller’s failure to withhold or deduct amounts payable hereunder pursuant to FATCA.”

8.                                      Amendment to Section 2.12.  A new clause (e) is hereby added to Section 2.12, to read as follows:

“(e) At any time after the aggregate Investment for all outstanding Scheduled Receivables is less than 10% of the highest ever Investment in respect of Scheduled Receivables, the Servicer, on behalf of the relevant Seller, shall have the option to repurchase from the Purchaser at any time, all Scheduled Receivables and the Related Security relating thereto that remain outstanding at such time, by giving notice to the Administrative Agent and by depositing to the Payment Account or Japanese Yen Payment Account, as applicable, as a Deemed Collection, an amount equal to the outstanding Principal Amount of such Scheduled Receivables and making the application of the funds relating thereto in accordance with Section 2.13 and any adjustments required under Section 2.11. Upon the Servicer making such deposit, application and adjustments, the related Scheduled Receivables and Related Security shall be deemed to be assigned, transferred, sold and conveyed to the relevant Seller, free and clear of any security interest or adverse claim arising through the Purchasers but otherwise without representation or warranty and thereafter all collections in respect thereof shall not be Collections. From and after any such repurchase by the Servicer on behalf of the relevant Sellers, this Agreement shall be deemed to be terminated, except that the indemnification obligations in Section 8.7 and 9.5 shall survive the payment of all amounts payable hereunder.”

9.                                      Representations and Warranties  To induce the Administrative Agent and the Purchasers to enter into this Amending Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that each of Celestica Czech Republic and Celestica Valencia shall only be responsible hereunder for its own representations and warranties):

(a)                                 The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement that no Termination Event or Incipient Termination Event has occurred and is continuing.

(b)                                 The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement and as of the Effective Date (as defined below) that the audited consolidated balance sheets of Celestica Canada and its consolidated Subsidiaries as at December 31, 2011, and the related statements of income and of cash flows of Celestica Canada for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of Celestica Canada and its consolidated Subsidiaries as at such date, and Celestica Canada’s consolidated results of operations and cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, applied consistently throughout the periods involved (except as approved by Celestica Canada’s accountants and disclosed therein).

(c)                                  The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement and as of the Effective Date (as defined below) that since the date of the most recent financial statements made available to the Administrative Agent and the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

10.                               Ratification Except for the specific changes and amendments to the Receivables Purchase Agreement contained herein, the Receivables Purchase Agreement and all related documents are in all other respects ratified and confirmed and the Receivables Purchase Agreement as amended hereby shall be read, taken and construed as one and the same instrument.

11.                               Counterparts  This Amending Agreement may be executed by one or more of the parties to this Amending Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of this Amending Agreement signed by all the parties shall be lodged with the Servicer and the Administrative Agent.

12.                               Required Purchasers  Deutsche Bank hereby confirms that as of the date hereof it is the sole Purchaser under the Receivables Purchase Agreement and that its consent to the amendments provided herein, as evidenced by its execution of this Amending Agreement, constitutes the written consent of the all Purchasers for the purposes of Section 9.1 of the Receivables Purchase Agreement.

13.                               Confirmation of Guarantee  The Guarantor hereby confirms and agrees that (i) the Guarantee is and shall continue to be in full force and effect and is otherwise hereby ratified and confirmed in all respects; and (ii) the Guarantee is and shall continue to be an unconditional and irrevocable guarantee of all of the Obligations (as defined in the Guarantee).

14.                               Further Assurances  Each party shall, and hereby agrees to, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amending Agreement.

15.                               Conditions to Effectiveness  This Amending Agreement shall become effective when the last to occur of the following conditions has been satisfied (such date being the “Effective Date”): receipt by the Administrative Agent of (i) counterparts hereof, duly executed and delivered by each of the parties hereto; and (ii) to the extent required, (1) a copy of the UCC-1 (or UCC-3, as applicable) financing statement setting forth the applicable information regarding each of the Sellers, as debtors, filed with the District of Columbia Recorder of Deeds, Washington, D.C. and (2) a copy of the UCC-3 financing statement setting forth the applicable information regarding Celestica USA, as debtor, and the relevant Purchased Assets, filed with the Secretary of State of the State of Delaware. The Administrative Agent shall inform the Guarantor, the Sellers and the Purchasers of the occurrence of the Effective Date.  Notwithstanding the foregoing, the provisions of Section 12 of this Amending Agreement shall not apply until November 23, 2012.

16.                               Successors and Assigns  This Amending Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, the Administrative Agent, and their respective successors and permitted assigns.

17.                               Governing Law  This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

[intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as Guarantor

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA LLC

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA CZECH REPUBLIC S.R.O.

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA HOLDINGS PTE LTD

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA VALENCIA S.A. (SOCIEDAD UNIPERSONAL)

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA HONG KONG LTD.

by	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA (ROMANIA) S.R.L.

By	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Authorized Signatory

CELESTICA JAPAN KK

BY	/s/ Monica Fung
NAME: Monica Fung
TITLE: Authorized Signatory

CELESTICA OREGON LLC

BY	/s/ Jason Phillips
NAME: Jason Phillips
TITLE: Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and as Sole Purchaser

by	/s/ Robert Altman
NAME: Robert Altman
TITLE: Associate

by	/s/ Rony Kort
NAME: Rony Kort
TITLE: Associate

SCHEDULE 1.2

To the Receivables Purchase Agreement, Eligible Buyers, Obligor Limits and Applicable Percentages—Tranche D

Uncommitted Obligor Limits
Tranche D	DB Share	Participant	Applicable Margin

Cisco Systems Inc.	$25,000,000	—	0.60%
EMC Corporation	$3,000,000	—	0.95%
Google Inc.	$15,000,000	—	0.50%
Honeywell International Inc.	$12,000,000	—	0.80%
IBM Corporation	$12,500,000	$12,500,000	0.80%
Juniper Networks Inc.	—	$40,000,000	—
NEC Corporation	$15,000,000	—	1.40%
Polycom, Inc.	$15,000,000	—	1.40%
Applied Materials Israel Ltd	$5,000,000	—	1.05%
AMAT - VMO	$5,000,000	—	1.05%
Applied Materials SE Asia PTE	$5,000,000	—	1.05%
EMC Information Systems	$10,000,000	—	1.05%
Hitachi Global Storage Technologies (Thailand) Ltd *	$15,000,000	—	1.50%
Hitachi Global Storage Technologies Singapore PTE Ltd *	$15,000,000	—	1.50%
IBM Corporation Endicott	$10,000,000	$10,000,000	1.00%
IBM Ireland Product Distribution Ltd	$22,500,000	$22,500,000	1.00%
Oracle America, Inc.	$5,000,000	$5,000,000	0.90%
Oracle Corporation (S) PTE Ltd	$12,500,000	$12,500,000	0.90%
Oracle EMEA Ltd	$7,500,000	$7,500,000	0.90%
Oracle USA, Inc.	$22,500,000	$22,500,000	0.90%
Polycom Global Inc.	$10,000,000	—	1.50%

* Purchases of Eligible Receivables of Hitachi Thailand and Hitachi Singapore will be made solely by Deutsche Bank Malaysia, as from the date that Celestica Malaysia becomes a Seller under the Receivables Purchase Agreement